Exhibit 99.1

American Casino & Entertainment Properties LLC and ACEP Finance Corp. Announce Postponement of Proposed Offering of Senior Secured Notes and Termination of Tender Offer

Las Vegas, June 11, 2012 -- /PRNewswire/ -- American Casino & Entertainment Properties LLC and ACEP Finance Corp. (together, the “Company”) have postponed pricing of their previously announced offering of senior secured notes due 2019 (the “Notes”) and terminated their previously announced tender offer for their outstanding 11% Senior Secured Notes due 2014 (the “Existing Notes”) due to market conditions, though the Company continues to monitor market conditions in connection with the pricing of the offering.

As further detailed in the Offer to Purchase and the related Letter of Transmittal, each dated May 31, 2012, the tender offer was subject to certain conditions, including the consummation of one or more financings on terms acceptable to the Company in its sole discretion (the “Financing Condition”). As a result of the postponement of pricing of the offering of the Notes, the Company has determined the Financing Condition will not be satisfied.

Any Existing Notes that have been tendered will be promptly returned to holders without any action required on the part of the holders.

This press release is for information purposes only and does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Questions regarding the tender offer may be directed to Global Bondholder Services Corporation at (866) 873-6300 (toll free) or (212) 430-3774 (collect).

Cautionary Statement on Forward-Looking Statements

This news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in the Company’s filings with the SEC. The Company disclaims any obligation to update or revise any forward-looking statements.

About American Casino & Entertainment Properties LLC

American Casino & Entertainment Properties LLC owns and operates four gaming and entertainment properties in Clark County, Nevada. The four properties are the Stratosphere Casino Hotel & Tower, which is located on the Las Vegas Strip and caters to visitors to Las Vegas, two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, which cater primarily to residents of Las Vegas and the surrounding communities, and the Aquarius Casino Resort in Laughlin, Nevada, which caters to visitors to and residents of Laughlin.